Exhibit 99.1

Press Release

JohnsonDiversey Provides Information in Response to Investors’ Questions

Thursday, December 19, 2002, 4:00 EST

RACINE, Wi. – BUSINESS WIRE — December 19, 2002 — The following information is in response to questions asked during JohnsonDiversey, Inc.’s investor teleconference on December 16, 2002.

1. In response to questions regarding annualization of JohnsonDiversey’s EBITDA:

The acquisition of the DiverseyLever business closed on May 3, 2002. Because the DiverseyLever business was operated as a division of Unilever rather than as a stand-alone, independent entity, JohnsonDiversey does not have information necessary to provide reliable, pro-forma financial statements for the combined company for the full 2002 fiscal year. Furthermore, under commitments made to the Securities and Exchange Commission during the registration process for the current exchange offer, JohnsonDiversey cannot provide information regarding pro forma EBITDA.

Nevertheless, it has come to JohnsonDiversey’s attention that analysts and investors, in an attempt to make various calculations, are using a leverage ratio and debt level for the period ended September 27, 2002, as shown in JohnsonDiversey’s exchange offer prospectus filed with the Commission on December 9, 2002. JohnsonDiversey believes using this basis distorts any resulting calculation, producing an estimate that is approximately $25 million too high. This is because the methodology does not account for certain adjustments that are permitted for covenant calculation purposes under JohnsonDiversey’s senior secured credit facility and seasonality.

2. In response to questions regarding restructuring charges:

JohnsonDiversey estimates that total restructuring expenses for the period since the closing will be approximately $43 million and that the cash portion of that amount will be approximately $30 million.

Based on current information, JohnsonDiversey estimates that for the 2003 fiscal year, restructuring costs will be approximately $81 million, of which the cash portion is estimated at approximately $78 million.

3. In response to questions regarding the volume of styrene purchases by JohnsonDiversey’s polymer segment:

The polymer business purchases approximately 100 million pounds of styrene per year.

NOTE: Certain statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks, uncertainties and assumptions that include, but are not limited to: JohnsonDiversey’s ability to integrate and operate successfully the DiverseyLever business; costs or difficulties related to the acquisition or restructuring initiatives; market factors, including competitive pressures, changes in pricing policies, changes in interpretations of existing legislation or the adoption of new legislation; loss of major customers; and other factors described in JohnsonDiversey’s prospectus filed with the Commission on December 9, 2002. Should one or more of these risks or uncertainties materialize, actual outcomes may vary materially from those indicated.

Contacts:

For Analysts
Corporate Treasurer Francisco Sanchez
262 631-4864
fransisco.sanchez@johnsondiversey.com

For Media
John Matthews
262 631-2006
john.matthews@johnsondiversey.com